Exhibit 99.Bd.(viii)

THIRD AMENDMENT TO AMENDED AND RESTATED

INVESTMENT MANAGEMENT AGREEMENT

Pursuant to the Amended and Restated Investment Management Agreement between HL Investment Advisors, LLC (“HL Advisors”) and Hartford Series Fund, Inc. dated as of August 28, 2002, and applicable to Hartford Fundamental Growth HLS Fund, (formerly Focus HLS Fund) et al. (the “Agreement”), Hartford Global Equity HLS Fund is hereby included in the definition of Portfolio. All provisions in the Agreement shall apply to the management of Hartford Global Equity HLS Fund except as stated below.

The advisory fee for the new portfolio shall be accrued daily and paid monthly, based upon the following annual rates and upon the calculated daily net asset value of the Fund:

Hartford Global Equity HLS Fund

Net Asset Value	Annual Rate
First $500 million	0.95%
Next $500 million	0.90%
Amount Over $1 billion	0.85%

This amended Agreement is effective for a period of two years from the date hereof and shall continue in effect thereafter in accordance with the provisions of Section 8 of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of the 31st day of January 2008.

HL INVESTMENT ADVISORS, LLC			HARTFORD SERIES FUND, INC.
on behalf of:
Hartford Global Equity HLS Fund

By:	/s/Robert Arena		By:	/s/Robert Arena
	Robert Arena			Robert Arena
	Title:	Manager and Senior		Vice President
Vice President

HSF, Inc.